Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2012

Wilmington, MA (March 28, 2012) -- UniFirst Corporation (NYSE: UNF) today announced results for its second quarter of fiscal 2012, which ended on February 25, 2012. Revenues for the quarter were $310.0 million, up 11.3% from $278.6 million for the second quarter a year ago.  Net income was $19.2 million ($0.96 per diluted common share), compared to the second quarter of fiscal 2011 when net income was $16.3 million ($0.82 per diluted common share).

For the first six months, revenues were $623.0 million, up 12.9% from $551.7 million in the prior year.  Net income was $45.0 million ($2.26 per diluted common share), compared to the first half of fiscal 2011 when net income was $40.0 million ($2.02 per diluted common share).

Core laundry revenues for the quarter were $277.2 million, up 12.3% from those reported in the same period in fiscal 2011.  Excluding the effects of acquisitions and a slightly weaker Canadian dollar, core laundry revenues increased 11.2%. Income from operations for this segment grew 18.9% compared to the second quarter of fiscal 2011. As a percentage of revenues, income from operations also increased to 9.9% from 9.3% a year ago.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with the quarterly results of our core laundry operations which account for approximately 89% of our consolidated revenues.  The continuing impact of higher merchandise amortization as a percentage of revenues in this segment was more than offset by positive operating leverage produced by the strong top line growth.”

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $23.5 million for the second quarter of fiscal 2012 and fiscal 2011.  Income from operations for this segment decreased to $2.6 million in the quarter compared to $3.7 million a year earlier. The decrease was due to higher costs of revenues in the quarter compared to a year ago.

The net income comparison for the quarter benefited from a decrease in net interest expense of $1.7 million from the second quarter of fiscal 2011.  The decrease was due to the expiration of an interest rate swap in March 2011 and the payment of $75.0 million in private placement notes that came due in June 2011.

UniFirst continues to maintain a solid balance sheet and overall financial position.  Cash and cash equivalents on hand at the end of the quarter totaled $59.3 million. Cash provided by operating activities for the first half of the year was $60.4 million, up 85.3% compared to the first half of fiscal 2011. In addition, the percentage of debt to total capital declined to 11.0% from 13.1% at the end of fiscal 2011.

On March 27, 2012, the Company entered into a settlement related to environmental litigation. As a result of the settlement, the Company expects to recognize a pre-tax gain in its fiscal third quarter of approximately $6.7 million. This gain is expected to positively impact earnings by approximately $0.21 per diluted common share and consists of amounts previously received but not recognized into income as well as amounts that the Company will receive in the third quarter.

Outlook
Mr. Croatti continued, “We continue to focus on driving results through solid execution of our sales and service fundamentals despite what continues to be a sluggish employment recovery. Based on the strength of our results for the first half of the year as well as our outlook for the second half, we are raising our full year fiscal 2012 guidance.  We now project revenues to be between $1.235 billion and $1.245 billion and diluted earnings per share to be between $4.10 and $4.25.  This guidance excludes the positive impact of the Company’s March 27, 2012 settlement of environmental litigation.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 27, 2011 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Twenty-six weeks ended
	February 25,	February 26,	February 25,	February 26,
(In thousands, except per share data)	2012 (2)	2011 (2)	2012 (2)	2011 (2)

Revenues	$309,959	$278,595	$622,984	$551,685

Operating expenses:
Cost of revenues (1)	201,437	176,233	396,576	339,468
Selling and administrative expenses (1)	61,197	58,614	120,321	113,797
Depreciation and amortization	16,489	16,075	32,897	31,577
Total operating expenses	279,123	250,922	549,794	484,842

Income from operations	30,836	27,673	73,190	66,843

Other (income) expense:
Interest expense	555	2,202	1,128	4,405
Interest income	(749)	(654)	(1,380)	(1,236)
Exchange rate (gain) loss	(56)	(219)	571	(391)
	(250)	1,329	319	2,778

Income before income taxes	31,086	26,344	72,871	64,065
Provision for income taxes	11,890	10,067	27,873	24,024

Net income	$19,196	$16,277	$44,998	$40,041

Income per share – Basic
Common Stock	$1.01	$0.86	$2.38	$2.12
Class B Common Stock	$0.81	$0.69	$1.90	$1.70

Income per share – Diluted
Common Stock	$0.96	$0.82	$2.26	$2.02

Income allocated to – Basic
Common Stock	$15,081	$12,750	$35,341	$31,356
Class B Common Stock	$3,765	$3,218	$8,832	$7,921

Income allocated to – Diluted
Common Stock	$18,863	$15,983	$44,213	$39,314

Weighted average number of shares outstanding – Basic
Common Stock	14,873	14,778	14,856	14,766
Class B Common Stock	4,640	4,661	4,640	4,662

Weighted average number of shares outstanding – Diluted
Common Stock	19,605	19,528	19,575	19,503

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	February 25, 2012 (1)	August 27, 2011
Assets
Current assets:
Cash and cash equivalents	$59,346	$48,812
Receivables, net	139,563	128,377
Inventories	77,539	76,460
Rental merchandise in service	136,523	126,536
Prepaid and deferred income taxes	7,298	11,358
Prepaid expenses	6,812	3,647

Total current assets	427,081	395,190

Property, plant and equipment:
Land, buildings and leasehold improvements	349,672	346,738
Machinery and equipment	408,275	393,530
Motor vehicles	136,075	129,762

	894,022	870,030
Less - accumulated depreciation	493,313	474,963
	400,709	395,067

Goodwill	288,119	288,249
Customer contracts and other intangible assets, net	55,518	60,905
Other assets	2,246	2,109

	$1,173,673	$1,141,520

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$4,565	$20,133
Accounts payable	54,198	56,064
Accrued liabilities	76,741	76,630

Total current liabilities	135,504	152,827

Long-term liabilities:
Long-term debt, net of current maturities	100,164	100,163
Accrued liabilities	42,011	39,698
Accrued and deferred income taxes	51,169	50,890

Total long-term liabilities	193,344	190,751

Shareholders' equity:
Common Stock	1,505	1,499
Class B Common Stock	488	488
Capital surplus	39,197	33,588
Retained earnings	796,108	752,530
Accumulated other comprehensive income	7,527	9,837

Total shareholders' equity	844,825	797,942

	$1,173,673	$1,141,520

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	February 25,	February 26,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$277,247	$246,868	$30,379	12.3%
Specialty Garments	23,501	23,516	(15)	-0.1
First Aid	9,211	8,211	1,000	12.2
Consolidated total	$309,959	$278,595	$31,364	11.3%

	Twenty-six weeks ended
	February 25,	February 26,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$549,520	$485,559	$63,961	13.2%
Specialty Garments	53,769	49,327	4,442	9.0
First Aid	19,695	16,799	2,896	17.2
Consolidated total	$622,984	$551,685	$71,299	12.9%

Income from Operations

	Thirteen weeks ended
	February 25,	February 26,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$27,449	$23,078	$4,371	18.9%
Specialty Garments	2,576	3,728	(1,152)	-30.9
First Aid	811	867	(56)	-6.4
Consolidated total	$30,836	$27,673	$3,163	11.4%

	Twenty-six weeks ended
	February 25,	February 26,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$62,431	$57,492	$4,939	8.6%
Specialty Garments	9,142	7,757	1,385	17.9
First Aid	1,617	1,594	23	1.5
Consolidated total	$73,190	$66,843	$6,347	9.5%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Twenty-six weeks ended (In thousands)	February 25, 2012 (1)	February 26, 2011 (1)
Cash flows from operating activities:
Net income	$44,998	$40,041
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	27,550	26,574
Amortization of intangible assets	5,347	5,003
Amortization of deferred financing costs	119	133
Share-based compensation	3,701	3,492
Accretion on environmental contingencies	316	341
Accretion on asset retirement obligations	316	295
Deferred income taxes	362	5,620
Changes in assets and liabilities, net of acquisitions:
Receivables	(11,698)	(17,538)
Inventories	(1,348)	(10,602)
Rental merchandise in service	(10,246)	(10,165)
Prepaid expenses	(3,169)	(1,292)
Accounts payable	(1,699)	(2,138)
Accrued liabilities	1,891	3,798
Prepaid and accrued income taxes	4,006	(10,941)
Net cash provided by operating activities	60,446	32,621

Cash flows from investing activities:
Acquisition of businesses	-	(16,326)
Capital expenditures	(34,275)	(31,191)
Other	(464)	35
Net cash used in investing activities	(34,739)	(47,482)

Cash flows from financing activities:
Proceeds from long-term obligations	38,910	-
Payments on long-term obligations	(54,325)	(1,102)
Proceeds from exercise of Common Stock options	1,914	1,009
Payment of cash dividends	(1,418)	(1,414)
Net cash used in financing activities	(14,919)	(1,507)

Effect of exchange rate changes	(254)	2,597

Net increase (decrease) in cash and cash equivalents	10,534	(13,771)
Cash and cash equivalents at beginning of period	48,812	121,258

Cash and cash equivalents at end of period	$59,346	$107,487

(1) Unaudited